Exhibit 3.1

SECTION 3.02 OF THE AMENDED AND RESTATED BYLAWS

OF MASSEY ENERGY COMPANY

Section 3.02 Number. The authorized number of directors of the Corporation shall be 10 and such authorized number shall not be changed except by a Bylaw or amendment thereof duly adopted by the stockholders in accordance with the Certificate of Incorporation or by the Board amending this Section 3.02. However, no decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director. Each Director and nominee for election as a Director of the Corporation must, as a qualification to serve as a Director, deliver to the Secretary at the principal office of the Corporation a written questionnaire with respect to the background and qualifications of such person (which questionnaire shall be provided by the Secretary upon written request and approved from time to time by the Board or the Board’s nomination and corporate governance committee) and a written representation and agreement (in the form provided by the Secretary upon written request) (the “Agreement”), which Agreement (i) shall provide that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if such person is at the time a Director or is subsequently elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if such person is at the time a Director or is subsequently elected as a Director of the Corporation, with such person’s duties as a Director under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed in writing to the Corporation, and (C) would be in compliance, if elected as a Director of the Corporation, and will, if such person is at the time a Director or is subsequently elected as Director of the Corporation, comply with all applicable corporate governance, conflict of interest, confidentiality and securities ownership and trading policies and guidelines of the Corporation (copies of which shall be provided by the Secretary upon written request) (subject to any waivers or exemptions granted pursuant to a resolution of the majority of the disinterested members of the Board) and (ii) if such person is at the time a Director or is subsequently elected as a Director of the Corporation, shall include such person’s irrevocable resignation as a Director if such person is found by a court of competent jurisdiction to have breached the Agreement in any material respect.